EXHIBIT 3.2
Securities Act (Québec)

Report under Section 189.1.3 of the Regulations

1.	Name and address of the offeree company:

Sterlite Gold Ltd.
44 Hill Street
Mayfair, London
United Kingdom W1X 7FR

2.	Name and address of the offeror:

Twin Star International Limited
10 Frere Felix de Valois Street
Port Louis, Mauritius

Vedanta Resources plc
16 Berkeley Street
London, UK W1J 8DZ

3.	The designation of the securities that are subject to the bid:

Common shares of Sterlite Gold Ltd. (the “Common Shares”).

4.	The date of the bid:

The Offer and Offering Circular were mailed on August 25, 2006.

5.	The maximum number of securities of the class subject to the bid which are sought by the offeror:

119,251,339 Common Shares, being all of the issued and outstanding Common Shares, other than  Common Shares already owned by the Offeror and its affiliates.

6.	The value, in Canadian dollars, of the consideration offered per security:

$0.258 per Common Share.

7.	The fee payable in respect of the bid, as calculated under section 271.4(1):

CDN$1,538.34 (Based on 119,251,339 Common Shares)

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Date: August 25, 2006

TWIN STAR INTERNATIONAL LIMITED

By:  “H.N. Maskara”
Name:  H.N. Maskara
Title: Director

VEDANTA RESOURCES PLC

By:  “Kuldip Kaura”
Name: Kuldip Kaura
Title: Chief Executive Officer